UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2016

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 5, 2016, Lam Research Corporation (“Lam”) and KLA-Tencor Corporation (“KLA”) entered into a Termination Agreement (the “Termination Agreement”) to terminate their previously reported Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among Lam, KLA, Topeka Merger Sub 1, Inc., and Topeka Merger Sub 3, Inc. (as permitted assignee of Topeka Merger Sub 2, Inc.) (the “Merger Agreement”). After careful review of recent antitrust agency feedback and evaluation of their options, both companies have decided that it is not in the best interest of their respective stakeholders to continue pursuing the merger. In accordance with terms set forth in the Merger Agreement, no termination fees will be payable by either company.

A copy of the Termination Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Merger Agreement Termination

On October 5, 2016, the Merger Agreement was terminated. The disclosure under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to Item 1.02.

The terminated Merger Agreement is more fully described in Lam’s Current Report on Form 8-K filed on October 21, 2015.

Term Loan Commitment Termination

As previously reported in a Current Report on Form 8-K filed by Lam on May 13, 2016 (the “Prior 8-K”), on May 13, 2016, Lam entered into an Amended and Restated Term Loan Agreement (the “Amended and Restated Term Loan Agreement”), among Lam, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Citibank, N.A., as joint bookrunners and joint lead arrangers, and the lenders and other agents named therein. Among other things, the Amended and Restated Term Loan Agreement provided term loan commitments for a $1,530.0 million senior unsecured term loan facility composed of two tranches: (i) a $1,005.0 million tranche of 3-year senior unsecured loans; and (ii) a $525.0 million tranche of 5-year senior unsecured loans (together, the “Commitments”).

Pursuant to Section 2.07 of the Amended and Restated Term Loan Agreement, the Commitments automatically terminated on October 5, 2016, upon the termination of the Merger Agreement.

The Amended and Restated Term Loan Agreement is summarized in more detail in the Prior 8-K.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the indenture governing the $2.4 billion in aggregate principal amount of senior unsecured notes issued by Lam on June 7, 2016 (which indenture was filed as Exhibit 4.1 to Lam’s Registration Statement on Form S-3 (Registration No. 333-202110), filed on February 13, 2015, as supplemented with respect to such notes by the Second Supplemental Indenture, filed as Exhibit 4.2 to Lam’s Current Report on Form 8-K filed on June 7, 2016), Lam is required, due to the termination of the Merger Agreement, to redeem all $600 million aggregate principal amount of its 3.450% Senior Notes due 2023 and all $1 billion aggregate principal amount of its 3.900% Senior Notes due 2026. The redemption price for each series of notes subject to redemption will be 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest to, but excluding, the date of redemption. Pursuant to the terms of the indenture governing such notes, Lam must provide notice of the special mandatory redemption to the holders of the notes within five business days of the date of the Termination Agreement. The date of redemption, which must be three business days after such notice is mailed to holders of the notes, will be set forth in such notice of redemption.

Item 8.01	Other Events

On October 5, 2016, Lam issued a press release announcing that the Merger Agreement was terminated. A copy of the press release is attached hereto as Exhibit 99.1.

On September 29, 2016, Lam mailed its notice of annual meeting and related proxy statement to its stockholders (the “Proxy Statement”). The Proxy Statement provides for the conditional election of two directors of KLA to the Lam board, as required by the Merger Agreement, if and only if the merger were to have closed prior to the date of the 2016 Lam annual meeting. That will not happen as a result of the termination of the Merger Agreement. As a result, and as contemplated by the Proxy Statement, the two nominees described in Proposal 2 contained in the Proxy Statement, John T. Dickson and Gary B. Moore, will not be nominated for election or elected to the Lam board at the 2016 Lam annual meeting, and the Lam board size will remain at nine.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
2.1	Termination Agreement, dated as of October 5, 2016, by and between Lam and KLA.

99.1	Press Release of Lam dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2016

LAM RESEARCH CORPORATION

By:	/s/ Douglas R. Bettinger
Douglas R. Bettinger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Termination Agreement, dated as of October 5, 2016, by and between Lam and KLA.

99.1	Press Release of Lam dated October 5, 2016.

Exhibit 2.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of October 5, 2016 by and between Lam Research Corporation, a Delaware corporation (“Lam Research”), and KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, on October 20, 2015, Lam Research, KLA-Tencor, Topeka Merger Sub 1, Inc., a Delaware corporation, and Topeka Merger Sub 2, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Capitalized terms used herein and not defined have the meanings assigned thereto in the Merger Agreement.

WHEREAS, pursuant to Section 8.1(a) of the Merger Agreement, the Parties are entitled to terminate the Merger Agreement by mutual written consent.

WHEREAS, the Parties desire to terminate the Merger Agreement by mutual written consent, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Termination of Merger Agreement. Pursuant to Section 8.1(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby (collectively, the “Transaction Documents”), are hereby terminated effective immediately on the date hereof and, notwithstanding anything to the contrary in the Transaction Documents, including Section 8.2 of the Merger Agreement, the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”); provided that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, though the penultimate sentence of paragraph 7 thereof shall be amended to read “Any destruction of Evaluation Material pursuant to this paragraph shall be certified in writing to the Counterparty or the Company, as applicable, by an authorized officer supervising such destruction.”

2. No Termination Fees. The parties acknowledge and agree that neither a Company Termination Fee nor a Parent Termination Fee shall be payable in connection with the Termination.

3. Representations and Warranties. Each Party represents and warrants to the other that: (a) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (b) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (c) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

4. Further Assurances. Each Party shall, and shall cause its Subsidiaries and affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority or under any Antitrust Law, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

5. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

7. Submission to Jurisdiction; Appointment of Agent for Service of Process. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7 in the manner provided for notices in Section 9.4 of the Merger Agreement. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

8. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Counterparts. This Agreement may be executed and delivered (including by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LAM RESEARCH CORPORATION

By:	/s/ Martin B. Anstice
Name:	Martin B. Anstice
Title:	President and Chief Executive Officer

KLA-TENCOR CORPORATION

By:	/s/ Richard P. Wallace
Name:	Richard P. Wallace
Title:	President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Announces Termination of Proposed Combination with KLA-Tencor

FREMONT, CA – (Marketwire) – 10/5/16 – Lam Research Corp. (Nasdaq: LRCX) and KLA-Tencor (Nasdaq: KLAC) today announced that they have mutually agreed to terminate their proposed merger agreement. After careful review of recent antitrust agency feedback and evaluation of their options, both companies have decided that it is not in the best interest of their respective stakeholders to continue pursuing the merger. In accordance with terms set forth in the merger agreement, no termination fees will be payable by either company.

“We believe that this proposed combination would have resulted in compelling benefits for our customers, employees and stockholders, as well as accelerate innovation in the broader semiconductor industry, so we are disappointed with the outcome. However, together with our customers, we have affirmed the value of closer cooperation between process and process control for new enabling solutions, for that reason, we plan to explore collaboration opportunities with KLA-Tencor around programs identified as beneficial to our customers,” said Martin Anstice, president and chief executive officer.

Anstice continued: “Lam’s growth trajectory as a standalone company remains firmly in place. We are more committed than ever to moving forward with the company’s mission of creating and delivering increased value to all stakeholders. The need for leading-edge wafer processing capability, particularly those enabling the key technology inflections, continues to become even more critical to our customers as they seek to deliver more powerful and capable semiconductor products that make possible the disruptive innovations of our future. We look forward to updating our vision and strategy for delivering continued industry outperformance and profitable growth at our Analyst Day event in November.”

Conference Call and Webcast Details

Lam Research will hold a conference call on Thursday, October 6, 2016 at 9:00 a.m. EDT (6:00 a.m. PDT) to discuss this news. The conference call can be joined by dialing 1-800-967-7187, Conference ID 9322807, within the U.S. and 1-719-325-2289, Conference ID 9322807, for all other locations. To access the webcast, visit the Investors section of Lam’s website at http://www.lamresearch.com and click on the Latest Events section to view the details. A webcast replay will be available on the Lam Research website approximately three hours after the conference call concludes.

About Lam Research

Lam Research Corp. (Nasdaq: LRCX) is a trusted global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Lam’s broad portfolio of market-leading deposition, etch, and clean solutions helps customers achieve success on the wafer by enabling device features that are 1,000 times smaller than a grain of sand, resulting in smaller, faster, more powerful, and more power-efficient chips. Through collaboration, continuous innovation, and delivering on commitments, Lam is transforming atomic-scale engineering and enabling its customers to shape the future of technology. Based in Fremont, Calif., Lam Research is a Nasdaq-100 Index® and S&P 500® company whose common stock trades on the Nasdaq Global Select Market(SM) under the symbol LRCX. For more information, please visit http://www.lamresearch.com. (LRCX-B)

Caution Regarding Forward-Looking Statements

Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to, statements regarding Lam’s future financial and business performance including its growth trajectory, the need for closer cooperation between process and process control companies, customer demand for Lam’s products and services, plans to explore future collaboration between Lam and KLA-Tencor, and the Company’s plans for and ability to deliver industry outperformance and profitable growth. Some important factors that may affect these forward-looking statements include technology change, consumer demand, actions of our competitors, customer decisions and changes in the global economic environment. Such forward-looking statements are based on current beliefs and expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in Lam’s annual report on Form 10-K under the heading “Risk Factors” as well as in other documents filed by Lam with the Securities and Exchange Commission. Such risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed herein and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates made and of information reasonably known to Lam as of the dates the statements were made. We undertake no obligation to release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances which occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

Contacts

Investor Relations

Satya Kumar

Phone: 510-572-3232

Email: Investor.Relations@lamresearch.com

General Inquiries

Kyra Whitten

Phone: 510-572-5241

Email: Kyra.Whitten@lamresearch.com

Media Inquiries

Kerry Farrell

Phone: 510-572-3175

Email: Kerry.Farrell@lamresearch.com

Media Inquiries

Joe Hixson

Phone: 617-710-1749

Email: JRH@abmac.com

Media Inquiries

Jeremy Jacobs

Phone: 212-371-5999

Email: JRJ@abmac.com

Asia Inquiries

Hui-Yun Chen

Phone: +65 6347-6819

Email: Hui-Yun.Chen@lamresearch.com

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